Exhibit 99.1
News Release
Myriad Genetics Expands Board of Directors with Election of Mark S. Davis as New Board Member
SALT LAKE CITY, December 10, 2024 -- Myriad Genetics, Inc. (NASDAQ: MYGN), a leader in genetic testing and precision medicine, announced the election of Mark S. Davis to its Board of Directors, effective immediately, expanding the Board from eight to nine members. Additionally, Davis was also appointed to the Audit and Finance Committee of Myriad’s Board.

Davis is the Senior Relationship and Growth Advisor for Cross Country Consulting. Previously, Davis enjoyed a distinguished career at Deloitte & Touche LLP from 1985 until September 2024, serving in senior roles including Audit Partner, National Managing Partner of Deloitte Private Enterprises, and Managing Partner of the Long Island office. In June 2024, he was appointed to the board of directors of Yext, Inc., where he serves as a director and member of the audit committee. Davis is also a member of the advisory board of NYU-Winthrop Hospital, and the Board of Trustees at Adelphi University, where he serves on the finance and investment committee as well as the audit committee. He holds a B.B.A. from Adelphi University and is a certified public accountant.

“We are honored to welcome Mark Davis to Myriad Genetics’ Board,” said Louise Phanstiel, Chair of the Board of Myriad Genetics. “Mark brings a wealth of knowledge and experience in financial accounting and public company reporting, which was developed over nearly four decades of diverse management and executive leadership at Deloitte & Touche LLP. We believe that Mark’s insights will help Myriad Genetics shape our future direction and contribute to generating long-term shareholder value.”

"I am inspired by the long-standing commitment of Myriad Genetics to serve patients and healthcare providers as a leader in precision medicine," said Davis. "I look forward to collaborating with the board and leadership team to further advance genetic insights into actionable solutions that have a positive impact on the lives of patients and drive shareholder value creation."

About Myriad Genetics
Myriad Genetics is a leading genetic testing and precision medicine company dedicated to advancing health and well-being for all. Myriad develops and offers genetic tests that help assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where genetic insights can significantly improve patient care and lower healthcare costs. For more information, visit www.myriad.com.

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s belief that the addition of Mark Davis to the Board will help shape the company’s future direction and contribute to generating long-term shareholder value. These “forward-looking statements” are management’s expectations of future events as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially and adversely from those anticipated. Such factors include those risks described in the company’s filings with the U.S. Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on February 28, 2024, as well as any updates to those risk factors filed from time to time in the company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Myriad is not under any obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

Investor Contact
Matt Scalo
(801) 584-3532
IR@myriad.com

Media Contact
Glenn Farrell
(385) 318-3718
PR@myriad.com

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